Exhibit 10.1

Execution Version

THE HOWARD HUGHES CORPORATION
WARRANT GRANT AGREEMENT

Purchaser:  Grant Herlitz

Date of Grant:  October 4, 2017

Purchase Price:  $2,000,000

Number of Shares Underlying Warrant: 87,951 (Not to Exceed 200,000 Shares)

Exercise Price Per Share:  $117.01

THE HOWARD HUGHES CORPORATION, a Delaware corporation (the “Corporation”), is pleased to award and grant you the opportunity to purchase a Warrant (the “Warrant”) to purchase shares of the Corporation’s authorized common stock, par value $0.01 per share, subject to the terms and conditions set forth in this Warrant Grant Agreement (this “Agreement”).  The grant of the Warrant is specifically conditioned upon the execution by you of this Agreement.  The Date of Grant of the Warrant, the number of shares issuable upon exercise of the Warrant (the “Warrant Shares”), and the Exercise Price per share are stated above.  The Purchase Price shall be paid to the Corporation no later than five (5) business days following the Date of Grant and if not so paid this Agreement shall terminate without further action.  This Agreement is not governed by The Howard Hughes Corporation Amended and Restated 2010 Incentive Plan.

This Agreement sets forth the terms of the agreement between you and the Corporation with respect to the Warrant.  By accepting this Agreement, you agree to be bound by all of the terms hereof.

1.                                      Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

(a)                                 “Board of Directors” means the board of directors of the Corporation.

(b)                                 “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

(c)                                  “Cause” shall mean, as determined in good faith by a unanimous vote of the Board of Directors (excluding you) at a meeting of the Board of Directors held for such purpose, and where you and your counsel had an opportunity (on at least 15 days prior notice) to be heard before the Board of Directors, your:

(i)                                     conviction, plea of guilty or no contest to any felony;

(ii)                                  gross negligence or willful misconduct in the performance of your duties;

(iii)                               drug addiction or habitual intoxication;

(iv)                              commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, violation of law, or a material act of dishonesty against the Corporation, in each case that the Board of Directors determines was willful;

(v)                                 material and continued breach of the Employment Agreement, after notice for substantial performance is delivered by the Corporation in writing that identifies in reasonable detail the manner in which the Corporation believes you are in breach of this Employment Agreement;

(vi)                              willful material breach of Corporation policy or code of conduct; or

(vii)                           willful and continued failure to substantially perform your duties under the Employment Agreement (other than such failure resulting from your incapacity due to physical or mental illness);

unless, in each case, the event constituting Cause is curable and has been cured by you within 30 days of your receipt of notice from the Corporation that an event constituting Cause has occurred and specifying the details of such event.  If you cure an event during such period that would otherwise constitute Cause, then the Corporation will have no right to terminate your employment for Cause.  For purposes of this provision, no act or omission on your part shall be considered “willful” unless it is done or omitted not in good faith or without reasonable belief that the act or omission was in the best interests of the Corporation.  Any act or omission based upon a resolution duly adopted by the Board of Directors or advice of counsel for the Corporation shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Corporation.

(d)                                 “Change in Control” means the occurrence of any of the following events:

(i)                                     A “change in the ownership of the Corporation” which shall occur on the date that any one person, or more than one person acting as a group, excluding Pershing Square Management, L.P. and its Affiliates (as defined under the Securities Act of 1933), acquires ownership of stock in the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Corporation” (or to cause a “change in the effective control of the Corporation” within the meaning of Section 1(d)(ii) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided further, however, that for purposes of this Section 1(d)(i), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation, or (B) any acquisition by investors (immediately prior to such acquisition) in the Corporation for financing purposes, as determined by the Board of Directors in its sole discretion.  This Section 1(d)(i) applies only when there is a transfer of the stock of the Corporation (or issuance of stock) and stock in the Corporation remains outstanding after the transaction.

(ii)                                  A “change in the effective control of the Corporation” which shall occur on the date that either (A) any one person, or more than one person acting as a group, excluding Pershing Square Management, L.P. and its Affiliates, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 35% or more of the total voting power of the stock of the Corporation, except for (1) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation, or (2) any acquisition by investors (immediately prior to such acquisition) in the Corporation for financing purposes, as determined by the Board of Directors in its sole discretion; or (B) a majority of the members of the Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.  For purposes of a “change in the effective control of the Corporation,” if any one person, or more than one person acting as a group, is considered to effectively control the Corporation within the meaning of this Section 1(d)(ii), the acquisition of additional control of the Corporation by the same person or persons is not considered a “change in the effective control of the Corporation,” or to cause a “change in the ownership of the Corporation” within the meaning of Section 1(d)(i) above.

(iii)                               The occurrence of any of the transactions contemplated by Section 1(d)(i) or 1(d)(ii) above (including any acquisition by Pershing Square Management, L.P. or its Affiliates), in connection with which the stock of the Corporation ceases to be publicly traded on a national securities exchange.

(iv)                              A “change in the ownership of a substantial portion of the Corporation’s assets” which shall occur on the date that any one person, or more than one person acting as a group, excluding Pershing Square Management, L.P. and its Affiliates, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets of the Corporation that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all the assets of the Corporation immediately prior to such acquisition or acquisitions; provided that the proceeds of such acquisition or acquisitions are distributed to the shareholders of the Corporation in connection with such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Any transfer of assets to an entity that is controlled by the shareholders of the Corporation immediately after the transfer, as provided in guidance issued pursuant to Section 409A of the Code, shall not constitute a Change in Control.

For purposes of this Section 1(d), the provisions of Section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.  In addition, for purposes of this Section 1(d), “Corporation” includes (A) the Corporation and (B) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a “Majority Shareholder”) of the Corporation, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Corporation.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                   “Common Stock” means the authorized common stock, par value $0.01 per share, as described in the Corporation’s Certificate of Incorporation.

(g)                                  “Date of Grant” means the date designated as such in the first paragraph of this Agreement.

(h)                                 “Disability” means the good faith determination by the Board of Directors that you are permanently disabled.

(i)                                     “Employment Agreement” means the employment agreement, if any, between the Corporation and Grant Herlitz that is in effect on the date in question.

(j)                                    “Exchange Act” means the Securities Exchange Act of 1934.

(k)                                 “Exercise Notice” means the written exercise notice in the form provided by the Board of Directors.

(l)                                     “Exercise Price” means the exercise price per share designated as such in the first paragraph of this Agreement.

(m)                             “Expiration Date” means October 3, 2023.

(n)                                 “Fair Market Value” per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)                                     If the Common Stock is at the time traded on NYSE, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on NYSE.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)                                  If the Common Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Board of Directors to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)                               If the Common Stock is at the time neither listed on any stock exchange nor traded on NYSE, then the Fair Market Value shall be determined in good faith by the Board of Directors after taking into account such factors as the Board of Directors shall deem appropriate.

(o)                                 “Good Reason” shall mean the occurrence of any of the following events without your written consent:

(i)                                     a material diminution in your base compensation;

(ii)                                  a material diminution in your authority, duties or responsibilities;

(iii)                               you no longer report directly to the Board of Directors; or

(iv)                              any other action or inaction that constitutes a material breach by the Corporation of the Employment Agreement;

provided that, in each case, you must provide a notice of termination to the Corporation within 60 days of the initial occurrence of the event constituting Good Reason, and the Corporation shall have the opportunity to cure such event within 30 days of receiving such notice.  If the Corporation cures an event during such period that would otherwise constitute Good Reason, then you will have no right to terminate your employment for Good Reason.  Following the occurrence of a Change in Control, any claim by you that Good Reason exists shall be presumed to be correct unless a court of competent jurisdiction determines that the Corporation has established by clear and convincing evidence that Good Reason does not exist.

(p)                                 “Immediate Family” means your child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

(q)                                 “NYSE” means The New York Stock Exchange.

2.                                      Vesting and Exercisability.  This Warrant will be fully vested at the time of purchase.  Except as provided in Section 3, you may only exercise your Warrant after the fifth (5th) year anniversary of the Date of Grant (October 3, 2022) and before the Expiration Date.  To the extent it has not already been exercised, the Warrant shall terminate on the Expiration Date.

3.                                      Special Lifting of Restrictions and Change in Control.

(a)                                 Immediately prior to the effective date of a Change in Control or upon the date of a termination of your employment by the Company without Cause or by you for Good Reason, the Warrant shall be immediately exercisable and transferable, notwithstanding the restrictions enumerated in Section 2.

(b)                                 Notwithstanding the provisions of Section 6, in the event of a termination of your employment by reason of your death or Disability, you or your estate (as the case may be) may sell the Warrant to a third party; provided, however, that all terms and restrictions applicable to the Warrant prior to the sale shall continue to apply to the Warrant after the sale to a third party purchaser.

(c)                                  In the event of a Change in Control, this Warrant shall become exercisable immediately prior to the Change in Control and, if not exercised by you prior to the Change in Control, this Warrant must be assumed by the successor entity in connection with a Change in Control, and appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to you upon the consummation of such Change in Control had the Warrant been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

(d)                                 Subject to Section 5, this Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize, otherwise change its capital or business structure, to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets, and in any such transaction involving only cash consideration you shall be deemed to have elected to receive cash pursuant to Section 3(c)(ii) if so provided in the agreement providing for such transaction.

4.                                      Exercise of Warrant.

(a)                                 In order to exercise this Warrant with respect to all or any part of the Warrant Shares for which this Warrant is exercisable, you (or any other person or persons exercising the Warrant in accordance with the terms hereof) must take the following actions:

(i)                                     Execute and deliver to the Corporation an Exercise Notice for the Warrant Shares for which the Warrant is exercised (the “Purchased Shares”) which Exercise Notice (1) states the number of Purchased Shares (which must be a whole number of shares) and (2) is signed or otherwise given by you (or any other authorized person exercising the Warrant).

(ii)                                  Pay the aggregate Exercise Price for the Purchased Shares, at the time of delivery of the Exercise Notice, (1) in cash or an equivalent means acceptable to the Corporation, or (2) with shares of Common Stock owned by you (including shares received upon exercise of the Warrant or restricted shares, if any, already held by you) and having a Fair Market Value at least equal to the aggregate Exercise Price for the shares of Common Stock to which the Warrant is being exercised, or (3) by any combination of clauses (1) and (2), or (4) by net issue exercise, pursuant to which the Corporation will issue to you a number of shares of Common Stock as to which the Warrant is exercised, less a number of shares with a Fair Market Value as of the date of exercise equal to the Exercise Price.  The number of shares to settle the transaction shall be the gross number of shares subject to the transaction (e.g., 87,951 in the case of a full exercise), multiplied by the Exercise Price, and divided by the SA (as defined below).  If shares of Common Stock are used for payment of all or any portion of the Exercise Price, then (for purposes of payment of the Exercise Price) those shares of Common Stock shall be deemed to have a cash value equal to their aggregate Fair Market Value determined as of the date of the delivery of the Exercise Notice, giving effect to all purchases of Warrant Shares.

(iii)                               Certify in a writing reasonably acceptable to the Corporation that you have complied with the provisions of Section 6 hereof at all times since the Date of Grant and, if the Warrant is exercised in respect of fewer than the total Warrant Shares to which this Warrant then relates, that you will continue to comply with such covenants in respect of the Warrant Shares which remain subject to this Warrant.

(b)                                 Notwithstanding any other provision hereof, the number of shares of Common Stock that you shall receive upon a full or partial exercise of the Warrant shall be adjusted upward or downward, as the case may be, based upon the following formula:

QA = (SA – K) x Q / ST

Where:

•	QA is the adjusted number of shares of Common Stock to be received, rounded to the nearest whole number.

•

SA is the average reported closing sales price for the Common Stock over the 22 most recent days of trading on a stock exchange, if so traded, ending on the last trading day prior to the date of the Corporation’s receipt of a Notice of Exercise (the “Exercise Date”). If the Warrant Shares are not traded on a national securities exchange on the Exercise Date, then the value of such Warrant Shares for the purposes of this Section 4(b) shall be deemed to be the Fair Market Value.

•	K is the Exercise Price.

•	Q is the unadjusted number of shares of Common Stock.

•	ST is the Fair Market Value of the Warrant Shares on the last trading day prior to the Exercise Date.

For purposes of clarity, if QA calculated as above results in a negative number, it shall be set to zero.

For example, if you held a warrant to purchase 100 Warrant Shares with an exercise price of $5, the Fair Market Value of the Warrant Shares on the Exercise Date was $10, and the average trading price over the last 22 trading days was $11, then you would receive $600 worth of Common Stock or 60 shares of Common Stock; conversely, if the average trading price over the last 22 trading days was $9, you would receive $400 worth of Common Stock or 40 shares of Common Stock.

(c)                                  As soon as practicable after the Exercise Date, the Corporation shall issue the Warrant Shares to or on behalf of the Warrant holder (or any other person or persons exercising this Warrant in accordance with the terms hereof).  The Warrant Shares shall be issued in book entry form.

(d)                                 In no event may this Warrant be exercised for any fractional shares.  Fractional shares shall be satisfied in cash.

The Warrant shall not be deemed to have been exercised unless all of these requirements are satisfied.

5.                                      Adjustment Provisions.  The number of shares of Common Stock that may be acquired under the Warrant, shall be subject to adjustment, from time to time, in accordance with the following provisions:

(a)                                 If at any time or from time to time, the Corporation shall subdivide as a whole (by reclassification, by a stock split, by the issuance of a distribution on stock payable in stock or otherwise, including a dividend designated as such by the Compensation Committee of the Board of Directors) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, then (a) the number of shares of Common Stock that may be acquired under the Warrant shall be increased proportionately and (b) the Exercise Price for each share of Common Stock subject to the Warrant shall be reduced proportionately, without changing the aggregate purchase price as to which the Warrant remains exercisable.

(b)                                 If at any time or from time to time, the Corporation shall consolidate as a whole (by reclassification, reverse stock split, or otherwise) the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock, then (a) the number of shares of Common Stock that may be acquired under the Warrant shall be decreased proportionately, and (b) the Exercise Price for each share of Common Stock subject to the Warrant shall be increased proportionately, without changing the aggregate purchase price or value as to which the Warrant remains exercisable.

(c)                                  Should any other change be made to the Common Stock by reason of any exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to the class of securities subject to this Warrant in such manner and to the extent deemed appropriate by the Compensation Committee of the Board of Directors.

(d)                                 Whenever the number of shares of Common Stock subject to the Warrant is required to be adjusted as provided in this Section 5, the Corporation shall, within 30 days following such adjustment, prepare and give to you a written notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Common Stock, other securities, cash or property purchasable subject to the Warrant after giving effect to the adjustment.

(e)                                  Adjustments under Section 5(a), (b) and (c) shall be made by the Compensation Committee of the Board of Directors and shall be subject to Section 26, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive.  No fractional interest shall be issued on account of any such adjustments.

6.                                      Transferability.  This Warrant may be assigned in whole or in part during your lifetime either as (a) a gift to one or more members of your Immediate Family or to a trust in which you and/or one or more such family members hold more than 50% of the beneficial interest or (b) pursuant to a domestic relations order.  The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the Warrant pursuant to such assignment.  The terms applicable to the assigned portion shall be the same as those in effect for this Warrant immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Board of Directors may deem appropriate. Except for assignments to a person or an entity expressly permitted pursuant to the first sentence of this Section 6 above (a “Permitted Transferee”), the Warrant may not be assigned, transferred, pledged, or otherwise hypothecated by you or any Permitted Transferee.  Additionally, you or any Permitted Transferee may not hedge or enter into any derivative or other transaction in respect of the Warrant Shares (the intention of the parties being that you, together with any Permitted Transferee, shall maintain a net long position in respect of the Warrant Shares).  You shall (i) cause any Permitted Transferee to comply with the covenants herein and (ii) upon the written request of the Corporation certify as to your compliance with the covenants herein from time to time.  Notwithstanding anything to the contrary herein, the covenants and limits on transferability in this Section 6 shall terminate on the earliest of (x) October 3, 2022, (y) your termination of employment by the Corporation without Cause, or a termination by you for Good Reason, or (z) a Change in Control.

7.                                      Delivery of the Stock.  After the exercise of the Warrant the Corporation shall promptly issue and deliver the number of shares of Common Stock as to which the Warrant has been exercised after the Corporation receives (a) the Exercise Notice, (b) payment of the Exercise Price, and (c) any tax withholding as may be requested.  The value of the shares of Common Stock shall not bear any interest owing to the passage of time.  The shares of Common Stock shall be issued in book entry form.

8.                                      Rights as a Stockholder.  You shall have no right as a stockholder with respect to any shares covered by this Agreement unless and until the shares are issued in your name.

9.                                      Rights Offerings.  Subject to Section 26, if at any time the Corporation shall distribute rights or warrants to all or substantially all holders of its Common Stock entitling them, for a period of not more than 45 days, to subscribe for or purchase shares of Common Stock at a price per share less than the Fair Market Value of the Common Stock on the last trading day preceding the date on which the Board of Directors declares such distribution of rights or warrants, the Exercise Price in effect immediately prior to the close of business on the record date for such distribution shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by the quotient of (x) the number of shares of Common Stock outstanding at the close of business on such record date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Fair Market Value divided by (y) the number of shares of Common Stock outstanding at the close of business on such record date plus the number of shares of Common Stock so offered for subscription or purchase.  In such event, the number of shares of Common Stock issuable upon the exercise of the Warrant as in effect immediately prior to the close of business on such record date shall be increased immediately thereafter to the amount determined by multiplying such number by the quotient of (x) the Exercise Price in effect immediately prior to the adjustment contemplated by the immediately preceding sentence divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  In case any rights or warrants referred to in this Section 9 in respect of which an adjustment shall have been made shall expire unexercised and any shares that would have been underlying such rights or warrants shall not have been allocated pursuant to any backstop commitment or any similar arrangement, the Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrant then in effect shall be readjusted at the time of such expiration to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of the Warrant if no adjustment had been made on account of such expired rights or warrants.

10.                               Tender or Exchange Offers.  Subject to Section 26, if the Corporation or any subsidiary of the Corporation shall consummate a tender or exchange offer for all or any portion of the Common Stock for a consideration per share with a Fair Market Value greater than the Fair Market Value of the Common Stock on the date such tender or exchange offer is first publicly announced (the “Announcement Date”), the Exercise Price in effect immediately prior to the expiration date for such tender or exchange offer shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by the quotient of (x) the Fair Market Value of the Common Stock on the Announcement Date minus the Premium Per Post-Tender Share divided by (y) the Fair Market Value of the Common Stock on the Announcement Date.  In such event, the number of shares of Common Stock issuable upon the exercise of the Warrant as in effect immediately prior to such expiration date shall be increased immediately thereafter to the amount determined by multiplying such number by the quotient of (x) the Exercise Price in effect immediately prior to the adjustment contemplated by the immediately preceding sentence divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  As used in this Section 10 with respect to any tender or exchange offer, “Premium Per Post-Tender Share” means the quotient of (x) the amount by which the aggregate Fair Market Value of the consideration paid in such tender or exchange offer exceeds the aggregate Fair Market Value on the Announcement Date of the shares of Common Stock purchased therein divided by (y) the number of shares of Common Stock outstanding at the close of business on the expiration date for such tender or exchange offer (after giving pro forma effect to the purchase of shares being purchased in the tender or exchange offer).

11.                               Furnish Information.  You shall furnish to the Corporation all information requested by the Corporation to enable it to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable statute or regulation.

12.                               Registration and Listing of Warrant Shares.  The Corporation shall file a registration statement with the Securities and Exchange Commission to register the sale of Warrant Shares as soon as reasonably practicable.  The Corporation will file a listing application for listing on NYSE with respect to the Warrant Shares as soon as practicable after the date hereof.  If the Corporation is unable to deliver registered Warrant Shares for any reason, then, in this instance, the Corporation shall (i) issue unregistered Warrant Shares to you and (ii) use it best efforts to register the Warrant Shares as soon as possible.

13.                               Obligation to Exercise.  The purchase of the Warrant through this Agreement shall impose no obligation upon you to exercise the same or any part thereof.

14.                               Remedies.  You shall be entitled to recover from the Corporation reasonable fees incurred in connection with the enforcement of the terms and provisions of this Agreement, whether by an action to enforce specific performance or for damages for its breach or otherwise.

15.                               Right of the Corporation and Subsidiaries to Terminate Employment.  Nothing contained in this Agreement shall confer upon you the right to continue in the employ of the Corporation or any subsidiary, or interfere in any way with the rights of the Corporation or any subsidiary to terminate your employment at any time.

16.                               Exchange Act Compliance.  The Board of Directors shall take all steps necessary to ensure that the purchase and exercise of the Warrant are exempt from Section 16(b) of the Exchange Act.

17.                               No Guarantee of Interests.  The Board of Directors and the Corporation do not guarantee the Common Stock of the Corporation from loss or depreciation.

18.                               Corporation Action.  Any action required of the Corporation shall be by resolution of its Board of Directors or by a person or committee authorized to act by resolution of the Board of Directors.

19.                               Severability.  If any provision of this Agreement is for any reason held to be illegal, invalid, or to violate any law or listing requirement applicable to the Corporation, the illegality, invalidity, or violation shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein and you and the Corporation shall amend this Agreement, preserving, to the maximum extent reasonably possible, the intended economic effects of this Agreement as executed by the parties hereto.

20.                               Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by electronic facsimile transmission.  Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the next Business Day after which it is personally delivered or transmitted by electronic facsimile to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith.

The Corporation and you agree that any notices shall be given to the Corporation or to you at the following addresses; provided that the Corporation or you may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.

Corporation:	The Howard Hughes Corporation One Galleria Tower 13355 Noel Road, Suite 950 Dallas, Texas 75240

Attn: Office of the General Counsel

with a copy to:	William A. Ackman, Chairman of the Board 888 Seventh Avenue, 42nd Floor New York, NY 10019

Holder:	At your current address as shown in the Corporation’s records.

21.                               Waiver of Notice.  Any person entitled to notice hereunder may waive such notice.

22.                               Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Corporation, its successors and assigns.

23.                               Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

24.                               Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law.

25.                               Word Usage.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

26.                               Code Sections 162(m) and 409A.  It is the intent of the Corporation that:  (a) the Warrant shall constitute “qualified performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder (“Code Section 162(m)”) and shall be at all times exempt from Code Section 409A; (b) each provision of this Agreement shall be construed accordingly; and (c) any provisions of the Agreement that cannot be so construed shall be disregarded.  In furtherance thereof, notwithstanding any contrary provision of Sections 3, 5, 9 and 10, any adjustment to the terms of this Agreement, including an adjustment to the number of shares subject to the Warrant or the Exercise Price, shall be permissible only to the extent such adjustment would not cause the Warrant to fail to constitute “qualified performance based compensation” under Code Section 162(m) or to fail to remain exempt from Code Section 409A.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer as of the Date of Grant first above written.

THE HOWARD HUGHES CORPORATION

	By:	/s/ R. Scot Sellers
R. Scot Sellers,
Chairman of the Compensation Committee

ACKNOWLEDGED AND AGREED:

/s/ Grant Herlitz
Grant Herlitz